Universal Bioenergy Announces Record Setting  Revenues Of  $41.29 Million For  2010

IRVINE, Calif.,  March 11 2011 – Universal Bioenergy, (Pink Sheets: UBRG), a publicly traded energy company, announced today, that it has set a new all time record in  sales revenue of $41,292,201, for the year ending December 31, 2010.  These revenues are preliminary and unaudited. The Company anticipates the formal audit of their financial records, will be completed soon, and the full details of its financial results will be reported  in its Form 10K Annual Report, to be filed with the SEC.

The $41,292,201 in revenues were generated in only  8 ½ months, from the close of the  acquisition of NDR Energy Group, on April 12, 2010, through December 31, 2010. The Company’s current management team has created significant value for the Company, and generated these  $41,292,201 in revenues, when previously the Company produced no revenues in the prior 2 to 3 years.

“We are very pleased with the phenomenal and  rapid progress  we’ve made this past year. This is exactly what we have been telling our shareholders that we were going to do.  This is a fine testament to our creative management team, and our new  strategic direction”, says Vince M. Guest, Universal’s President and CEO. “This performance by the Company is especially significant, given the fact that we’re in the worst recession in U.S. history. However, there’s  still a lot more exciting and challenging work ahead of us. We feel very confident  in our ability to grow the Company, through more natural gas sales, oil, strategic acquisitions, and  generate higher revenues and earnings.  We believe we’re on track in 2011 to really out perform what we accomplished in 2010. When we execute our full marketing strategy in association with NDR Energy Group, and Texas Gulf Oil & Gas, we feel we could potentially build a billion dollar Company.”

About  The Company

Universal Bioenergy Inc. is an alternative energy company, and intends to create and market natural and alternative energy sources including natural gas, solar, biofuels, wind, synthetic fuels and related energy technology  products. It plans to build the company into a prominent player in  alternative energy.

For inquiries contact: Media Relations: Solomon Ali at 704-837-5705

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Safe Harbor Statement - There are matters discussed in this media information that are forward looking statements within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. Such statements are only forecasts and actual events or results may differ materially from those discussed. For a discussion of important factors which could cause actual results to differ from the forward looking statements, refer to Universal Bioenergy Inc.’s most recent annual report and accounts and other SEC filings. The company undertakes no obligation to update publicly, or revise, forward looking  statements, whether as a result of new information, future events or otherwise, except to the extent legally required.